Exhibit 10.11

September 26, 2022

Yuri Hermida

For email delivery

Dear Yuri,

I am thrilled to extend an offer of employment with Sovos Brands, Inc. (“Company”) under the following terms and conditions. Your title will be Chief Growth Officer, Sovos Brands, reporting to me, Todd Lachman, President & Chief Executive Officer. Your starting base compensation will be paid at an annual rate of $550,000.00 which is equivalent to a bi-weekly rate of $21,153.85. Future increases to base compensation will occur as part of our annual review process and are subject to Compensation Committee approval. We expect that your start date will be no-later than October 24, 2022 (“Start Date”).

You will be eligible to participate in the Sovos Brands Annual Incentive Plan at a target rate of 100% of your annual eligible base compensation with a payout range of zero to 200%. For 2022, you will be eligible for a pro-rated bonus based on your Start Date. This annual bonus will be paid based on achievement of annual performance targets as determined by the Board of Directors. You must be employed at the time of payment to receive the bonus.

You will be eligible for a sign-on, performance-based cash bonus in the amount of $1,100,000 with 100% to be paid on June 1, 2023, subject to your continued employment with the Company. This bonus will become payable only if Sovos Brands is on-or-ahead of the Annual Operating Plan minimum Net Sales and Adjusted EBITDA thresholds at the time of measurement.

You will be eligible for an initial equity award with a target value of $3,300,000, composed entirely of time-based Restricted Stock Units, which will vest in three equal annual installments subject to the terms of the applicable award agreement provided at the time of grant and the Sovos Brands, Inc. 2021 Equity Incentive Plan (the “Plan”). This award will be made on or as soon as reasonably practicable following the Start Date.

You will also be eligible for an equity award with a target value of $1,100,000, composed entirely of Performance Stock Units, which will vest based on share-price increases relative to Baseline Stock Price of $13.72, with linear interpolation for performance between +25% - 100%, subject to the terms of the applicable award agreement provided at the time of grant and the Plan. This award will also be made on or as soon as reasonably practicable following the Start Date.

Moreover, you will be eligible to participate in the 2023 Annual Long-Term Incentive Plan with a target value of 200% of your eligible base compensation. The terms and conditions of the award are expected to be determined by the Board in Q1 2023.

As a senior executive of the Company, you will be eligible to participate in our health, dental, vision, 401(k) and executive benefits plans. This includes a non-accrued Paid Time Off program.

On your first day of employment, you agree to execute the Company’s confidentiality agreement. We ask that you make every effort to protect the confidential and proprietary information.

You understand that your employment with Sovos Brands is not for any fixed term and constitutes at-will employment which either Sovos Brands or you may terminate at any time, for any reason, with or without cause and with or without notice. The provisions stated in this letter supersede all prior discussions and negotiations, and no other writing published by Sovos Brands is intended to modify the presumptions of at-will employment status.

The terms of this offer are subject to and contingent upon (i) the results of a background check, and (ii) the formal approval of the Compensation Committee of the Company’s Board of Directors. As stated in the Company’s public filings, the Compensation Committee, a Sub- Committee of the Compensation Committee, or the Board of Directors must formally approve all equity awards.

I strongly believe that Sovos Brands will provide you with a unique and rewarding work experience along with rapid career progression. Please contact me if you have any questions. You may indicate your agreement to move forward by signing the acknowledgement below and returning the signed copy to me.

Sincerely,

/s/ Todd Lachman

Todd Lachman

President and Chief Executive Officer todd@sovosbrands.com

Date:

Acknowledged and Agreed: 9/27/2022

/s/Edgar Yuri Hermida

Yuri Hermida